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                                                                   EXHIBIT 99.01

    CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 provides public companies with a "safe harbor" from liability for forward-looking statements if those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those contained in the forward-looking statements. The Company hereby identifies the following important factors which could cause the Company's actual results to differ materially from those contained in any forward-looking statements made by the Company from time to time in any report, proxy statement, registration statement or other written communication or in oral forward-looking statements made from time to time by the Company's officers or agents.

     IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN, YOU COULD LOSE YOUR ENTIRE INVESTMENT.

     The report of our independent auditors on our December 31, 2003 financial statements contains an explanatory paragraph stating that substantial doubt exists about our ability to continue as a going concern. If we are unable to continue as a going concern, your entire investment in our common stock could be lost. Our ability to improve our working capital position will depend, in part, on our ability to raise additional capital in the form of equity or debt financing, strategic alliances with corporate partners and others, or through other sources not yet identified.

     AN ORDERLY WIND DOWN OF MANUFACTURING OPERATIONS MAY NOT BE POSSIBLE

     It is management's intention to accomplish an orderly wind down of its manufacturing operations. There are several factors which could prevent the Company from achieving this. Some of these factors include, but are not limited to, equipment breakdown or failure, inability to source raw materials, delays in receipt of raw materials, changes in the Company's core labor force, significant changes in production requirements, discontinuation of customer prepayment programs, and unforeseen cash flow problems resulting from any of the previous factors. These and other factors could make it impossible for the Company to succeed in an orderly wind down of manufacturing operations. If the wind down is not orderly the Company may default on some of its payment or other obligations which could result in litigation or threatened litigation between the Company and one or more of its suppliers, customers or other persons with whom it has a business relationship, which could, among other things, cause the Company to accelerate the wind down, declare bankruptcy or lose ownership of some or all of the intellectual property assets it expects to own after the wind down of its manufacturing operations.

     THE COMPANY HAS A DEPENDANCE ON A MAJOR CUSTOMER.

     The future survivability of the Company relies on the continuation of prepayment terms with the Company's largest customer. If prepayment terms and a downturn in shipment requirements occurs, the Company may not be able to satisfy its operating cash flow needs and may not be able to continue as a going concern.

     WE NEED TO CONTINUE CUSTOMER PREPAYMENT TERMS DURING 2004

     Our existing cash and cash equivalents are insufficient to fund operations through 2004. The survivability of the Company is dependant upon prepayment terms with the Company's largest customer. We have received advance payments from some of our customers in exchange for a security interest in most of our assets. If future prepayments do not continue, we may be unable to realize our current plans and may be forced to cease operations.

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     WE HAVE A HISTORY OF LOSSES

     Although we have generated differing levels of revenue over the last several years, we have not been profitable. We may continue to incur losses during the wind down period. We have expended a substantial amount of our resources in sales and marketing efforts and in researching and developing technology relating to our products.

     OUR SUCCESS DEPENDS ON A SINGLE FAMILY OF PRODUCTS

     We are focusing our efforts on therapeutic patch products for contract customers. A reduction in demand for these products would have a material adverse effect on our business. The Company cannot assure you that we will maintain or increase our current level of therapeutic consumer products sales or profits during the wind down period.

     OUR SUCCESS DEPENDS ON OUR RELATIONSHIPS WITH RESELLERS OF OUR PRODUCTS

     A significant portion of the sales of our therapeutic consumer products are derived from agreements with other companies that act as resellers of our products. Under these agreements, our products are marketed and sold under another company's brand name and by another company's sales force. We believe our relationships with our existing third party resellers have been a significant factor in the success to date of our therapeutic consumer products business, and any deterioration or termination of these relationships would seriously adversely affect our business.

     THE MARKET FOR OUR PRODUCTS IS COMPETITIVE AND WE MAY NOT HAVE THE RESOURCES REQUIRED TO COMPETE EFFECTIVELY

     The markets for the therapeutic consumer products we sell are relatively new and therefore subject to rapid and significant change. We face significant competition in the development and marketing of these products. We cannot assure you that we will be able to compete effectively in the sale of our products. Competitors in the United States and abroad are numerous and include, among others, major pharmaceutical and consumer product companies. Our competitors may succeed in developing technologies and products that are more effective than those we are developing and could render our therapeutic consumer products obsolete and noncompetitive. Many of our competitors have substantially greater financial and technical resources, marketing capabilities and regulatory experience. In addition, these companies compete with us in recruiting and retaining highly qualified personnel. As a result, we cannot assure you that we will be able to compete successfully with these organizations.

     PATENTS AND OTHER PROPRIETARY RIGHTS PROVIDE UNCERTAIN PROTECTION OF OUR PROPRIETARY INFORMATION AND OUR INABILITY TO PROTECT A PATENT OR OTHER PROPRIETARY RIGHT MAY ADVERSELY AFFECT OUR BUSINESS

     The patent position of companies engaged in the sale of products such as ours is uncertain and involves complex legal and factual questions. Issued patents can later be held invalid by the patent office issuing the patent or by a court. We cannot assure you that our patents will not be challenged, invalidated or circumvented or that the rights granted there under will provide us a competitive advantage. In addition, many other organizations are engaged in research and development of products similar to our therapeutic consumer products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us. These rights may prevent us from commercializing new technology, or may require us to obtain a license from the organizations to use their technology.

     We also rely on trade secrets and other unpatented proprietary information in the manufacturing of our therapeutic consumer products. To the extent we rely on confidential information to maintain our competitive position, there can be no assurance that other parties will not independently develop the same or similar information.

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     There has been substantial litigation regarding patent and other intellectual property rights in the consumer products industry. Litigation could result in substantial costs and a diversion of our effort, but may be necessary to enforce any patents issued to us, protect our trade secrets or know-how, defend against claimed infringement of the rights of others, or determine the scope and validity of the proprietary rights of others. We cannot assure you that third parties will not pursue litigation that could be costly to us. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business.

     WE ARE SUBJECT TO REGULATION BY REGULATORY AUTHORITIES INCLUDING THE FDA WHICH MAY AFFECT THE MARKETING OF OUR PRODUCTS

     The research, development, manufacture, labeling, distribution, marketing and advertising of our products, and our ongoing research and development activities, are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Failure to comply with regulatory requirements for marketing our products could subject us to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and suspensions and withdrawals of existing approvals. Currently, the majority of our therapeutic consumer products are regulated as over-the-counter products. We cannot assure you that the FDA will continue to regulate these products as over-the-counter products. If the FDA changed its approach to regulating our products, we would be faced with significant additional costs and may be unable to sell some or all of our products. Any such change would have a material adverse effect on our business.

     WE HAVE LIMITED STAFFING AND WILL CONTINUE TO BE DEPENDENT UPON KEY
EMPLOYEES

     Our success is dependent upon the efforts and abilities of our key employees. If key individuals leave, we could be adversely affected if suitable replacement personnel are not quickly recruited. The current condition of the Company will make it difficult to retain and attract, if necessary, qualified personnel.

     THE PRICE OF OUR COMMON STOCK COULD BE HIGHLY VOLATILE DUE TO A NUMBER OF FACTORS

     The trading price of our common stock may fluctuate widely as a result of a number of factors, including:

     -    trading of our common stock on the OTC Bulletin Board;

     -    performance of our therapeutic consumer products in the market;

     - regulatory developments in both the United States and foreign countries;

     - market perception and customer acceptance of our therapeutic consumer products;

     -    increased competition;

     -    relationships with resellers of our products;

     -    economic and other external factors; and

     -    period-to-period fluctuations in financial results.

     In addition, the price of our common stock has from time to time experienced significant price and volume fluctuations that may be unrelated to our operating performance.

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